EX-99.B-77D(a)

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

Supplement dated November 14, 2014 to the

Ivy Funds Variable Insurance Portfolios Prospectus

dated April 30, 2014

and as supplemented May 15, 2014, May 29, 2014, July 9, 2014 and August 4, 2014

The following replaces the second sentence of the first paragraph of the “Ivy Funds VIP Global Bond — Principal Investment Strategies” section:

The Portfolio may invest in securities issued by foreign or U.S. governments and in securities, including secured and unsecured loan assignments, loan participations and other loan instruments (loans), issued by foreign or U.S. companies of any size, including those in emerging markets.

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The following replaces the first paragraph of the “Ivy Funds VIP International Growth — Principal Investment Strategies” section:

Ivy Funds VIP International Growth seeks to achieve its objective by investing primarily in common stocks of U.S. and foreign companies that Waddell & Reed Investment Management Company (WRIMCO), the Portfolio’s investment manager, believes are competitively well-positioned, gaining market share, have the potential for long-term growth and/or operate in regions or countries that WRIMCO believes possess attractive growth characteristics. The Portfolio primarily invests in issuers of developed countries, including the U.S., although the Portfolio has the ability to invest in issuers domiciled in or doing business in any country or region around the globe, including emerging markets. While the Portfolio primarily invests in securities issued by large capitalization companies (typically, companies with market capitalizations of at least $10 billion at the time of acquisition), it may invest in securities issued by companies of any size. Under normal circumstances, the Portfolio invests at least 40% (or, if the portfolio manager deems it warranted by market conditions, at least 30%) of its total assets in foreign securities. The Portfolio may invest up to 100% of its total assets in foreign securities.

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The following is added to the end of the second-to-last paragraph of the “Ivy Funds VIP Asset Strategy — Principal Investment Strategies” section:

WRIMCO also may utilize derivatives for income enhancement purposes.

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The following replaces the fourth sentence of the first paragraph of the “Ivy Funds VIP Energy — Principal Investment Strategies” section:

The Portfolio invests in a blend of value and growth companies domiciled throughout the world, which may include companies that are offered in initial public offerings.

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The following replaces the first paragraph of the “More about the Portfolios — Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy Funds VIP International Growth” section:

Ivy Funds VIP International Growth: The Portfolio seeks to achieve its objective to provide growth of capital by investing primarily in a diversified portfolio of common stocks of growth-oriented U.S. and foreign issuers. Growth securities are those whose earnings, WRIMCO believes, are likely to have strong growth over several years. WRIMCO seeks profitable companies with a competitive advantage in their industry as well as the ability to sustain their growth rates. It considers factors such as a company’s intellectual property, brand, scale, distribution, margins and return on capital and seeks to identify and capitalize upon key trends such as high-growth end markets, supply and demand imbalances, new product adoption and industry consolidation. Although the Portfolio primarily invests in securities issued by large capitalization companies, it may invest in securities issued by companies of any size and in any geographic area, including the U.S., and within various sectors, which may include companies that are offered in initial public offerings (IPOs). Under normal circumstances, the Portfolio invests at least 40% (or, if the portfolio manager deems it warranted by market conditions, at least 30%) of its total assets in foreign securities. Many companies have diverse operations, with products or services in foreign markets. Therefore, the Portfolio may have indirect exposure to various additional foreign markets through investments in these companies. There is no guarantee, however, that the Portfolio will achieve its objective.

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The following replaces the first sentence of the fifth paragraph of the “More about the Portfolios — Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy Funds VIP Science and Technology” section:

The Portfolio may use a range of derivative instruments, typically options, both written and purchased, on individual equity securities owned by the Portfolio and on U.S. and/or foreign equity indexes, in seeking to hedge various market risks and/or individual security risk as well as to enhance return.

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

Supplement dated December 12, 2014 to the

Ivy Funds Variable Insurance Portfolios Prospectus

dated April 30, 2014

and as supplemented May 15, 2014, May 29, 2014, July 9, 2014, August 4, 2014 and November 14, 2014

In addition, effective January 1, 2015, the Prospectus is revised as follows:

The following is added as the last sentence to the first paragraph of the “Ivy Funds VIP International Growth — Principal Investment Strategies” section:

Under normal circumstances, the Portfolio will allocate its assets among at least three different countries (one of which may be the United States).

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The following is added prior to the last sentence of the first paragraph under the section entitled “Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy Funds VIP International Growth”:

Under normal circumstances, the Portfolio will allocate its assets among at least three different countries (one of which may be the United States).